Exhibit 21.1

Subsidiaries of Zenex International, Inc.

Aduddell Roofing & Sheet Metal, Inc., an Oklahoma corporation

Enviro and Emergency Management, LLC, a Florida limited liability company

Zenex Capital, LLC, an Oklahoma limited liability company